Smart Sand, Inc. Announces First Quarter 2017 Results

-	Revenues of approximately $25.0 million
-	Tons sold totaled approximately 558,500, an increase of 103% sequentially
-	Net Income of $1.0 million, or $0.02 per basic and diluted share
-	Adjusted EBITDA of $3.7 million

THE WOODLANDS, Texas, May 11, 2017 – Smart Sand, Inc. (NASDAQ: SND) (the “Company”), a pure-play, low-cost producer of high quality Northern White raw frac sand, today announced results for the first quarter ended March 31, 2017.

“Smart Sand had a strong first quarter, substantially increasing our sales volume sequentially and year over year,” stated Charles Young, Chief Executive Officer. “We believe this is evidence that oil and gas industry activity is continuing to improve and demand for frac sand is continuing to increase.  As a result of the increased market demand for our high quality, finer mesh Northern White frac sand, we have decided to move forward with an expansion to 5.5 million tons of nameplate annual capacity by year-end.  We also believe there are cost efficiencies we can realize as the result of building two dry plants and a wet plant in an integrated design.  While our primary focus remains on growing our Oakdale facility and enhancing its logistics and operational capabilities, we will continue to explore regional sand, in-basin transloads and last mile logistical opportunities.  We believe that as we operate near full-capacity, we will see cost improvements and pricing increases which will help us in continuing to deliver strong financial results for our investors.”

First Quarter 2017 Highlights

Revenues were approximately $25.0 million in the first quarter of 2017, compared with $10.4 million during the same period last year, a 141% increase year over year.  The increase in revenues was primarily due to increased sales volumes.  Revenues for the quarter decreased by 15% compared to fourth quarter 2016 revenue of $29.5 million, primarily due to shortfall payments recognized during the previous quarter, partially offset by higher sales volumes.

Tons sold totaled approximately 558,500 in the first quarter of 2017, compared with approximately 129,300 tons sold during the same period last year and 274,500 tons for the fourth quarter of 2016, increases of 332% and 103%, respectively.

The Company generated net income of $1.0 million, or $0.02 per basic and diluted share, for the first quarter of 2017, compared with net income of $0.4 million, or $0.02 per basic and $0.01 per diluted share, for the first quarter of 2016 and a net income of $12.4 million, or $0.32 per basic and diluted share, for the fourth quarter of 2016.

Adjusted EBITDA for the first quarter of 2017 was $3.7 million, compared to $4.7 million during the same period last year and $27.0 million for the fourth quarter of 2016, decreases of 21% and 86%, respectively.  The decrease year-over-year was primarily due to shortfall payments recognized during the first quarter of 2016 as the result of customer contract renegotiations.  We had no shortfall payments in the first quarter of 2017.  The decrease in Adjusted EBITDA sequentially was primarily due to shortfall payments and other income recognized from the assignment of a bankruptcy claim during the previous quarter.

Capital Expenditures

Smart Sand’s capital expenditures totaled $1.6 million for the quarter ended March 31, 2017 and were associated largely with the Company’s investment in various enhancement and cost improvement projects.  The Company estimates that capital expenditures for the year will be approximately $85 million, up from $55 million previously announced, as a result of plans to expand the Company’s Oakdale facility to 5.5 million tons of annual nameplate capacity.

Conference Call

Smart Sand will host a conference call and live webcast for analysts and investors this morning, May 11 at 11:00 a.m. Eastern Time to discuss the Company’s first quarter 2017 financial results. Investors are invited to listen to a live audio webcast of the conference call which will be accessible on the “Investors” section of the Company’s website at

www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or for international callers, (478) 219-0056. The passcode for the call is 10794251.  A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or for international callers, (404) 537-3406.  The conference ID for the replay is 10794251.

Forward-looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as "expect", “will”, “estimate”, “believe” and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in the “Risk Factors” section of the Form 10-K, filed by the Company with the U.S. Securities and Exchange Commission on March 16, 2017.

You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand

Smart Sand, Inc. is a pure-play, low-cost producer of high-quality Northern White raw frac sand. We sell our products primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a raw frac sand mine and related producing facility near Oakdale, Wisconsin, at which we currently have approximately 332 million tons of proven recoverable reserves. We currently have 3.3 million tons of annual processing capacity.  The Company is headquartered in The Woodlands, Texas.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2017 (unaudited)	December 31, 2016 (unaudited)	March 31, 2016 (unaudited)
	(in thousands, except per share amounts)
Revenues	$ 25,059	$ 29,450	$ 10,359
Cost of goods sold	19,662	8,770	5,337
Gross profit	5,397	20,680	5,022
Operating expenses:
Salaries, benefits and payroll taxes	1,697	3,774	1,184
Depreciation and amortization	108	101	129
Selling, general and administrative	2,034	1,532	875
Total operating expenses	3,839	5,407	2,188

Operating income	1,558	15,273	2,834
Other (expenses) income:
Preferred stock interest expense	-	(629)	(1,500)
Other interest expense	(111)	(345)	(795)
Other income	37	8,638	80
Total other expenses, net	(74)	7,664	(2,215)
Loss on extinguishment of debt	-	1,051	-
Income before income tax expense	1,484	21,886	619
Income tax expense	515	9,445	237
Net income	$ 969	$ 12,441	$ 382

Net income per common share:
Basic	$ 0.02	$ 0.32	$ 0.02
Diluted	$ 0.02	$ 0.32	$ 0.01
Weighted-average number of common shares:
Basic	39,697	38,816	22,135
Diluted	39,874	39,074	26,410

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017 (unaudited)	December 31, 2016
	(in thousands)
Assets
Current assets:
Cash	$ 72,671	$ 46,563
Restricted cash	972	971
Accounts receivable	9,440	5,339
Unbilled receivables	1,357	404
Inventories	9,080	10,344
Prepaid expenses and other current assets	1,584	1,403
Total current assets	95,104	65,024
Inventories, long-term	111	3,155
Property, plant and equipment, net	104,403	104,096
Deferred financing costs, net	1,236	1,154
Other assets	23	23
Total assets	$ 200,877	$ 173,452

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 2,168	$ 1,663
Accrued and other expenses	5,225	2,430
Deferred revenue	-	1,615
Income taxes payable	7,249	7,058
Current portion of equipment financing obligations	640	674
Current portion of notes payable	278	282
Total current liabilities	15,560	13,722

Equipment financing obligations, net of current portion	502	572
Notes payable, net of current portion	288	288
Deferred tax liabilities, long-term, net	15,368	15,044
Asset retirement obligation	1,404	1,384
Total liabilities	33,122	31,010

Stockholders’ equity
Common stock	40	39
Treasury stock, at cost	(539)	(539)
Additional paid-in capital	157,222	132,879
Accumulated deficit	11,032	10,063
Total stockholders’ equity	167,755	142,442
Total liabilities and stockholders’ equity	$ 200,877	$ 173,452

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as our net income, plus (i) depreciation, depletion and amortization expense, (ii) income tax expense (benefit), (iii) interest expense and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus (i) gain or loss on sale of fixed assets or discontinued operations, (ii) integration and transition costs associated with specified transactions, including our IPO, (iii) restricted stock compensation; (iv) development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions, (vi) earnout and contingent consideration obligations, and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

-	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
-	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
-	our ability to incur and service debt and fund capital expenditures; and
-	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)
Net income	$ 969	$ 12,441	$ 382
Depreciation, depletion and amortization	1,667	1,624	1,599
Income tax expense	515	9,445	237
Interest expense	173	983	2,295
Franchise taxes	228	2	7
EBITDA	$ 3,552	$ 24,495	$ 4,520
Gain on sale of fixed assets (1)	(39)	-	(26)
Initial public offering related costs (2)	-	725	-
Restricted stock compensation (3)	176	706	189
Non-cash charges (4)	20	3	53
Loss on extinguishment of debt (5)	-	1,051	-
Adjusted EBITDA	$ 3,709	$ 26,980	$ 4,736

(1) Includes gains related to the sale and disposal of certain assets in property, plant and equipment.
(2) For the three months ended December 31, 2016, the Company incurred $725 of IPO related bonuses.
(3) Represents the non-cash expenses for stock-based awards issued to our employees and outside directors.
(4) Represents accretion of asset retirement obligation and loss on derivatives. For the three months ended March 31, 2016, the Company incurred a loss of $5 related to a propane derivative contract.
(5) Reflects the loss on extinguishment of debt related to our November 2016 financing transaction.

Production Costs

We also use production costs, which we define as costs of goods sold, excluding depreciation, depletion, accretion of asset retirement obligations and freight charges to measure our financial performance. Freight charges consist of shipping costs and rail car rental and storage expenses. Shipping costs consist of railway transportation and transload costs to deliver products to customers. A portion of these freight charges are passed through to our customers and are, therefore, included in revenue. Rail car rental and storage expenses are associated with our long-term rail car operating agreements with certain customers. We believe production costs is a meaningful measure to management and external users of our financial statements, such as investors and commercial banks, because it provides a measure of operating performance that is unaffected by historical cost basis. Cost of goods sold is the GAAP measure most directly comparable to production costs. Production costs should not be considered an alternative to cost of goods sold presented in accordance with GAAP. Because production costs may be defined differently by other companies in our industry, our definition of production costs may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of production costs to cost of goods sold:

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)
Cost of goods sold	$19,662	$8,770	$5,337
Depreciation, depletion and accretion of asset retirement obligations	(1,579)	(1,485)	(1,487)
Freight charges	(9,228)	(2,885)	(1,461)
Production costs	$8,855	$4,400	$2,389
Production costs per ton	$15.84	$16.03	$18.52

Investor Contacts

Lee Beckelman

CFO

(281) 231-2660

LBeckelman@smartsand.com

Phil Cerniglia

Investor Relations and Budgeting Manager

(281) 231-2660

PCerniglia@smartsand.com